Exhibit 99.1

TERMINATION AGREEMENT

This TERMINATION AGREEMENT (the “Termination Agreement”) is made and entered into as of the July 3, 2018 (the “Effective Date”), by and between Shineco, INC., a Delaware corporation (the “Company”), and IFG OPPORTUNITY FUND LLC, a Georgia limited liability company (“Stockholder”).

WHEREAS, the Company and Stockholder previously entered into that certain COMMON STOCK PURCHASE AGREEMENT dated as of January 23, 2018 and attached hereto as Exhibit A (the “Purchase Agreement”), pursuant to which the Company has the right, from time to time in its sole discretion during the 24-month term of the Purchase Agreement, to direct Stockholder to purchase up to a total of $15,000,000 (the “Available Amount”) of shares of the Company’s common stock (the “Shares”), subject to the terms and conditions thereof. The Shares were being offered in an indirect primary offering consisting of an equity line of credit (the “Offering”), in accordance with the terms and conditions of the Purchase Agreement.

WHEREAS, the Company and Stockholder previously entered into that certain REGISTRATION RIGHTS AGREEMENT dated as of January 23, 2018 and attached hereto as Exhibit B (the “Rights Agreement”), pursuant to which the Company agreed to prepare and file under the Securities Act and under its current registration statement on Form S-3 (File No. 333-221711), if needed, one or more registration statements, as permissible and necessary, for the sale or potential sale of the shares of the Company’s common stock that have been and may be issued to IFG Fund under the Purchase Agreement.

WHEREAS, the Company and Stockholder desire to terminate the Purchase Agreement and the Rights Agreement (together, the “Stockholder Agreements”), effective immediately, and any and all of Stockholder’s rights arising thereunder the Stockholder Agreements;

WHEREAS, the Board of Directors of the Company has approved the terms of this Termination Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the sufficiency of which are hereby acknowledged, the parties to this Termination Agreement mutually agree as follows:

1. TERMINATION OF STOCKHOLDER AGREEMENTS

1.1 Termination of the Purchase Agreement. Any and all contracts, agreements, arrangements, and understanding arising under the Purchase Agreement are hereby terminated, effective within one business day of the Effective Date, and of no further force or effect, and no rights, duties, obligations, or liabilities arising thereunder. The Company and Stockholder acknowledge and agree that as of the Effective Date, there are no pending purchases and the Company and the Stockholder do not have any respective obligations with respect to any pending purchases under the Purchase Agreement.

1.2 Termination of the Rights Agreement. Any and all contracts, agreements, arrangements, and understanding arising under the Rights Agreement are hereby terminated, effective as of the Effective Date, and of no further force or effect, and no rights, duties, obligations, or liabilities arising thereunder or relating thereto shall survive this termination.

1.3 Release. Stockholder, for Stockholder and Stockholder’s successors and assigns forever, does hereby unconditionally and irrevocably compromise, settle, remise, acquit and fully and forever release and discharge the Company and its successors, assigns, affiliates, members, officers, employees and agents (collectively, the “Released Parties”) from any and all claims, counterclaims, set-offs, debts, demands, choses in action, obligations, remedies, suits, damages and liabilities in connection with any rights arising under or in connection with the Shares, whether now known or unknown or suspected or claimed, whether arising under common law, in equity or under statute, which Stockholder or Stockholder’s successors or assigns ever had, now have, or in the future may claim to have against the Released Parties and which may have arisen at any time on or prior to the date hereof.

1.4 Further Assurances. Each party to this Termination Agreement agrees that it will perform all such further acts and execute and deliver all such further documents as may be reasonably required in connection with the consummation of the transactions contemplated hereby in accordance with the terms of this Termination Agreement.

2. MISCELLANEOUS

2.1 Captions. The captions used in this Termination Agreement are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Termination Agreement.

2.2 Parties in Interest. This Termination Agreement shall be binding upon and shall inure to the benefit of the parties to this Termination Agreement and their respective heirs, executors, administrators, successors and assigns.

2.3 Acknowledgements. Stockholder acknowledges that Stockholder has been advised by the Company to consult with Stockholder’s tax advisor to determine the tax consequences with respect to Stockholder of the actions and agreements provided herein, and that the Company shall not be responsible for any taxes owed by Stockholder arising from the actions and agreements provided herein.

2.4 Execution. This Termination Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument. The exchange of copies of this Termination Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Termination Agreement as to the parties and may be used in lieu of the original Termination Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for any purpose whatsoever.

2.5 Entire Agreement. This Termination Agreement contains the entire understanding of the parties to this Termination Agreement with respect to the subject matter contained herein. This Termination Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter.

2.6 Governing Law. This Termination Agreement shall be governed and construed in accordance with the substantive laws of the State of New York, without regard to its principles of conflict of laws.

2.7 Jurisdiction and Venue. Any judicial proceedings brought by or against any party on any dispute arising out of this Termination Agreement or any matter related thereto shall be brought in the state or federal courts of New York, and, by execution and delivery of this Termination Agreement, each of the parties accepts for itself the exclusive jurisdiction and venue of the aforesaid courts as trial courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Termination Agreement after exhaustion of all appeals taken (or by the appropriate appellate court if such appellate court renders judgment).

[Signature page follows]

IN WITNESS WHEREOF, the Stockholder and the Company have caused this Termination Agreement to be duly executed as of the date first written above.

THE COMPANY:

SHINECO, INC.

By:	/s/ Yuying Zhang
Name:	Yuying Zhang
Title:	Chief Executive Officer

STOCKHOLDER:

IFG OPPORTUNITY FUND LLC

By:	/s/ Anthony Gentile
Name:	Anthony Gentile
Title:	Managing Member

EXHIBIT A

COMMON STOCK PURCHASE AGREEMENT

EXHIBIT B

REGISTRATION RIGHTS AGREEMENT